Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 333-224744) and Registration Statement on Form S-3 (SEC File No. 333-237791) of BayCom Corp of our report, dated February 24, 2021, relating to the consolidated financial statements of Pacific Enterprise Bancorp and Subsidiaries, appearing in this Current Report on Form 8-K/A.

Eide Bailly LLP

Laguna Hills, California
February 14, 2022